Exhibit 99.1

CRH Medical Corporation Announces Majority Purchase of Crystal River Anesthesia

VANCOUVER, July 22, 2019 /CNW/ - CRH Medical Corporation (the "Company") (TSX: CRH) (NYSE MKT: CRHM), announces that it has completed an accretive transaction whereby the Company has acquired a 51% interest in Crystal River Anesthesia Associates, LLC, ("Crystal River") a gastroenterology anesthesia practice located in Florida.

Crystal River is the company's fifth acquisition in the state of Florida and provides anesthesia services to two GI ambulatory surgery centers. The transaction was financed through a combination of CRH's credit facility and cash on hand.

Crystal River Transaction Highlights:

  Estimated annual revenue of US$1.6M
  EBITDA and cash flow accretive

Dr. Tushar Ramani, CEO of CRH, commented on the transaction, "We are pleased to announce our latest acquisition in Florida.  Crystal River is now our 5th group in the state, further consolidating our footprint there.  Nationwide, this represents our 23rd anesthesia acquisition, and is again a result of a referral from within our existing network, which reinforces the value that gastroenterologists find in our partnerships with them.  We continue to make progress on our stated acquisition goal for 2019, and on growing shareholder value."

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 23 anesthesia acquisitions. CRH now serves 52 ambulatory surgical centers in 11 states and performs approximately 333,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

View original content:http://www.prnewswire.com/news-releases/crh-medical-corporation-announces-majority-purchase-of-crystal-river-anesthesia-300888331.html

SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/July2019/22/c9660.html

%CIK: 0001461119

For further information: CRH Medical Corporation, Richard Bear, Chief Financial Officer, 425-658-0151, rbear@crhmedcorp.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 22-JUL-19